Exhibit 3.5

The Form of Second Amended and Amended and Restated Certificate of Incorporation of Trump Media & Technology Group Corp. in Annex B of the Proxy Statement is and restated in its entirety, as follows:

Annex B

FORM OF

SECOND AMENDED AND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRUMP MEDIA & TECHNOLOGY GROUP CORP.

[●], 2024

Trump Media & Technology Group Corp., a corporation incorporated and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Secretary”) on December 11, 2020 (the “Original Certificate”), under the name “Digital World Acquisition Corp.” The Original Certificate was amended and restated by that certain Amended and Restated Certificate of Incorporation filed with the Secretary on September 2, 2021, as corrected by that certain Certificate of Correction filed with the Secretary on May 18, 2022, and as amended by that certain First Amendment to the Amended and Restated Certificate of Incorporation filed with the Secretary on September 6, 2023 (collectively, the “Amended and Restated Certificate”).

2. This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”), which changes the name of the Corporation to Trump Media & Technology Group Corp., amends, restates, and supersedes the Amended and Restated Certificate, was duly adopted in accordance with Sections 242, and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

3. This Second Amended and Restated Certificate shall become effective on [the date it is filed with the Secretary [or] [●], 2024] (the “Effective Date”).

4. The text of the Amended and Restated Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the Corporation is Trump Media & Technology Group Corp.

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV

CAPITAL STOCK

Section 4.1 Authorized Capital Stock. The Corporation is authorized to issue a total of 1,000,000,000 shares of capital stock, each with a par value of $0.0001 per share, consisting of (a) 999,000,000 shares of common stock (the “Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.2 Preferred Stock. The Board is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences, and relative, participating, optional, special, and other rights, if any, of each such series and any qualifications, limitations, and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the fullest extent provided by the DGCL, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Voting.

(a) Voting Power. Except as otherwise required by any non-waivable provision of applicable law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(b) Nature of Voting Rights. Except as may be otherwise provided in this Second Amended and Restated Certificate (including any Preferred Stock Designation) or required by any non-waivable provision of applicable law, at all meetings of the stockholders and on all matters properly submitted to a vote of the stockholders, each holder of Common Stock, as such, shall (i) have the right to one vote per share of Common Stock held of record by such holder; and (ii) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, as the same may be amended from time to time (the “Bylaws”); and (iii) be entitled to vote only upon such matters and in such manner as may be provided by this Second Amended and Restated Certificate or the Bylaws; provided, however, that, except as otherwise required by any non-waivable provision of applicable law, holders of shares of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation). This Second Amended and Restated Certificate does not authorize cumulative voting.

(c) Modification. Notwithstanding any other provisions of applicable law, this Second Amended and Restated Certificate, or the Bylaws that may otherwise permit a lesser vote of the stockholders, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by any non-waivable provision of applicable law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of 66.67% of the voting power of the outstanding shares of Common Stock entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Section 4.3.

Section 4.4 Dividends. Except as otherwise provided in this Second Amended and Restated Certificate (including any Preferred Stock Designation) or required by any non-waivable provision of applicable law, the Board may from time to time declare, and the Corporation may pay, dividends on outstanding shares of Common Stock from funds lawfully available therefor. Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend is payable, the timing of the payment, or otherwise) if such disparate dividend is approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

Section 4.5 Liquidation, Dissolution, or Winding Up of the Corporation. Except as otherwise provided in this Second Amended and Restated Certificate (including any Preferred Stock Designation) or required by any non-waivable provision of applicable law, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders. Notwithstanding the foregoing, the Board may pay or make a disparate distribution per share of Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate distribution is approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

Section 4.6 Nature of Rights. Except as may be otherwise provided in this Second Amended and Restated Certificate or required by any non-waivable provision of applicable law, all shares of Common Stock shall have the same rights, privileges, and powers, shall rank equally (including, without limitation, as to dividends and distributions, and upon any liquidation, dissolution, distribution of assets or winding up of the Corporation), shall share ratably, and shall be identical in all respects and as to all matters.

Section 4.7 Rights, Warrants, and Options. The Corporation may create and issue rights, warrants, and options entitling the holders thereof to acquire from the Corporation any shares of Common Stock of any class or classes, with such rights, warrants, and options to be evidenced by or in such instruments approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise, and other terms and conditions of such rights, warrants, or options; provided, however, that the consideration to be received for any shares of Common Stock issuable upon exercise thereof may not be less than the par value thereof.

Section 4.8 Lock-Up.

(a) Transfer Restriction. Subject to Section 4.8(b), the Locked-up Holders may not Transfer any Lock-up Shares until the end of the Lock-up Period. The Lock-up Shares shall carry appropriate legends indicating the restrictions on Transfer imposed by this Section 4.8, including as required by Section 151(f) of the DGCL with respect to uncertificated stock.

(b) Permitted Transfers. Notwithstanding anything to the contrary in Section 4.8(a), the Locked-up Holders or their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (i) by gift, will or intestate succession upon the death of Locked-up Holder, (ii) to any Permitted Transferee or (iii) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; provided, however, that in any of cases (i), (ii) or (iii) it shall be a condition to such transfer that the transferee executes and delivers to the Corporation an agreement stating that the transferee is receiving and holding the Lock-up Shares subject to the provisions of this Second Amended and Restated Certificate, and there shall be no further transfer of such Lock-up Shares.

(c) Definitions. For purposes of this Section 4.8 only:

(i) “DWAC Merger Sub” means DWAC Merger Sub Inc., a Delaware corporation.

(ii) “DWAC Transaction” means the merger of DWAC Merger Sub with and into TMTG, with TMTG surviving, pursuant to and as contemplated by the Merger Agreement.

(iii) “immediate family” means with respect to any natural person, any of the following: such person’s spouse or domestic partner, the siblings of such person and his or her spouse or domestic partner, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses or domestic partners and siblings).

(iv) “Lock-up Period” means the period beginning on the closing date of the DWAC Transaction and ending on the earliest of (i) the date that is six months after the closing date of the DWAC Transaction, (ii) the date on which the closing price for the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalization and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing date of the DWAC Transaction, and (iii) the date after the closing of the DWAC Transaction on which the Corporation consummates a liquidation, merger, share exchange or other similar transaction that results in all of the Corporation’s stockholders having the right to exchange their equity holdings in the Corporation for cash, securities or other property.

(v) “Lock-up Shares” means the shares of capital stock (including, for avoidance of doubt, any shares underlying any options, warrants, convertible securities, or any other equity-linked instrument) of the Corporation received by the stockholders of TMTG, excluding. shares of capital stock of the Corporation issued in exchange for TMTG shares that were issued by TMTG to holders of TMTG Convertible Notes (as defined in the Merger Agreement) prior to the closing of the transactions contemplated in the Merger Agreement. For the avoidance of doubt, nothing in this charter shall modify any contractual obligations between the Corporation and the applicable stockholders.

(vi) “Locked-up Holders” means the holders of Lock-up Shares.

(vii) “Merger Agreement” means that certain Agreement and Plan of Merger dated as of October 20, 2021 by and among the Corporation, DWAC Merger Sub, TMTG, ARC Global Investments II, LLC, a Delaware limited liability company, and TMTG’s General Counsel, as amended from time to time.

(viii) “Permitted Transferee” means, with respect to a Locked-up Holder, (A) the members of such Locked-up Holder’s immediate family\, (B) any trust for the direct or indirect benefit of such Locked-up Holder or the immediate family of such Locked-up Holder, (C) if such Locked-up Holder is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (D) if such Locked-up Holder is an entity, as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in such Locked-up Holder upon the liquidation and dissolution of such Locked-up Holder, and (E) to any affiliate of such Locked-up Holder.

(ix) “TMTG” means Trump Media & Technology Group Corp., a Delaware corporation.

(x) “Transfer” means (A) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Lock-up Shares, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-up Shares, or (C) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (A), (B) or (C) above is to be settled by delivery of Lock-up Shares or other securities, in cash or otherwise.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The Corporation’s Board of Directors (the “Board”) shall manage and direct the business and affairs of the Corporation. The Board is empowered to exercise all such powers and to do all such acts as may be exercised or done by the Corporation. This grant of power to the Board does not limit any of the powers expressly given to the Board under, but is subject to any conflicting provision of, the DGCL (to the extent that such provision is non-waivable), this Second Amended and Restated Certificate, and the Bylaws; provided, however, that a provision or a modification of a provision of the Bylaws adopted by the stockholders shall not invalidate any prior act of the Board that would have been valid if such addition or modification of a provision to the Bylaws had not been adopted.

Section 5.2 Number. As of the Effective Date, the number of directors constituting the Board shall be 7. Other than those, if any, who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, this number may be increased or decreased at any time and from time to time by the written resolution of the Board. However, in no event may a decrease in the number of directors constituting the Board shorten the term of any incumbent director or result in there being less than one director.

Section 5.3 Classification; Term.

(a) Classification and Initial Term. The Board shall be classified into three classes: Class I, Class II, and Class III. As of the date hereof, the number of directors in Class I shall be 2, the number of directors in Class II shall be 2, and the number of directors in Class III shall be 3. The initial terms of the initial Class I directors shall expire at the first annual meeting of the stockholders following the effectiveness of this Second Amended and Restated Certificate. The initial terms of the initial Class II directors shall expire at the second annual meeting of the stockholders following the effectiveness of this Second Amended and Restated Certificate. The initial terms of the initial Class III directors shall expire at the third annual meeting of the stockholders following the effectiveness of this Second Amended and Restated Certificate. If the number of directors constituting the Board is changed pursuant to Section 5.2, any resulting increase or decrease shall be apportioned by the Board among the director classes so as to maintain the proportion of directors in each class as nearly equal as possible.

(b) Term. Except as set forth in Section 5.3(a) with respect to the initial terms of the initial directors in the director classes, a director’s term shall expire at the third annual meeting of the stockholders following his or her most recent election or re-election as such. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal from office. Any director may resign at any time upon notice to the Corporation given in writing by any electronic transmission permitted in the Corporation’s Bylaws or in accordance with applicable law. In the event of any increase or decrease in the authorized number of directors each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member.

(c) Limitation. Notwithstanding anything to the contrary in Section 5.3(a), Section 5.3(b), or Section 5.5, (i) if the stockholders do not re-elect (or elect, with respect to a director appointed by the Board pursuant to Section 5.5) a director upon the expiration of his or her then-current term, he or she shall nonetheless remain in office until the qualification of his or her successor and (ii) a director’s term shall end early upon his or her resignation, removal, or death.

Section 5.4 Election. At the Corporation’s annual meeting of the stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present, in person or represented by proxy, at the meeting and entitled to vote thereon. The immediately preceding sentence is subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock. Unless required by the Bylaws, the directors need not be elected by written ballot.

Section 5.5 Newly Created Directorships and Vacancies. Newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from a director’s resignation, removal, or death may be filled solely and exclusively by the vote of a majority of the remaining directors then in office (or, if applicable, the sole remaining director), even if such directors constitute less than a quorum. Any director so appointed shall hold office until the expiration of the remaining full term of the class of directors to which the new directorship was added or in which the vacancy occurred, subject to Section 5.3(c).

Section 5.6 Removal. Any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of 66.67% of the voting power of all then-outstanding shares of Common Stock entitled to vote generally in the election of directors. Notwithstanding any other provisions of applicable law, this Second Amended and Restated Certificate, or the Bylaws that may otherwise permit a lesser vote of the stockholders, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by any non-waivable provision of applicable law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of 66.67% of the voting power of the outstanding shares of Common Stock entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Section 5.6.

Section 5.7 Preferred Stock-Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by any non-waivable provision of applicable law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by the DGCL, and subject to the terms of any series of outstanding Preferred Stock, the Board shall have the power to adopt, amend, alter, or repeal the Bylaws by the affirmative vote of a majority of the directors. The stockholders may not adopt, amend, alter, or repeal the Bylaws, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by this Second Amended and Restated Certificate (including any Preferred Stock Designation), by the affirmative vote of the holders of 66.67% of the voting power of the outstanding shares of the Common Stock entitled to vote thereon. Notwithstanding any other provisions of applicable law, this Second Amended and Restated Certificate, or the Bylaws that may otherwise permit a lesser vote of the stockholders, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by any non-waivable provision of applicable law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of 66.67% of the voting power of the outstanding shares of Common Stock entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article VI.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS; NO ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders shall be given in the manner provided in the Bylaws.

Section 7.3 Effectuation; No Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders at any annual or special meeting of the stockholders may be effected only at a duly called annual or special meeting of the stockholders and may not be effected by any written consent in lieu thereof by such stockholders.

Section 7.4 Modification. Notwithstanding any other provisions of applicable law, this Second Amended and Restated Certificate, or the Bylaws that may otherwise permit a lesser vote of the stockholders, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by any non-waivable provision of applicable law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of 66.67% of the voting power of the outstanding shares of Common Stock entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article VII.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1. Limitation of Director Liability. To the fullest extent permitted by the DGCL, a director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit. Any amendment, modification, or repeal of the foregoing sentence shall not adversely affect any right or protection of a director hereunder in respect of any act or omission occurring prior to the time of such amendment, modification, or repeal. If the DGCL is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be further eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by the DGCL, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, other enterprise, or nonprofit entity, including, without limitation, service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent, or in any other capacity while serving as a director, officer, employee, or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes, and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent permitted by the DGCL pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by any non-waivable provision of the DGCL, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 are contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his or her heirs, executors, and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under applicable law, this Second Amended and Restated Certificate, the Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 arising for any reason shall, unless otherwise required by any non-waivable provision of applicable law or by the express provisions of such repeal or amendment, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced, or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by applicable law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

BUSINESS COMBINATIONS

Section 9.1 DGCL Section 203. The Corporation expressly elects not to be subject to the provisions of Section 203 of the DGCL.

ARTICLE X

CORPORATE OPPORTUNITY

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation shall offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation (other than any legal obligation between the offeror and the director or officer pertaining to the offer).

ARTICLE XI

AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

This Second Amended and Restated Certificate may not be amended, amended and restated, or repealed except with the approval of the Board and, except as otherwise set forth in this Second Amended and Restated Certificate, with the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of the Common Stock entitled to vote thereon; provided, however, that the foregoing is subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock. Notwithstanding the foregoing, except as otherwise required by any non-waivable provision of applicable law or this Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

ARTICLE XII

EXCLUSIVE FORUM

Section 12.1 Forum.

(a) Claims Arising Under State Law. Subject to Section 12.1(b), to the fullest extent permitted by applicable law and absent the Corporation’s express written consent to an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including any beneficial owner thereof) to bring (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action or proceeding asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer, or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the DGCL, this Second Amended and Restated Certificate, or the Bylaws (including, without limitation, with respect to the interpretation, validity, or enforceability of any provision hereof or thereof); or (iv) any action asserting a claim governed by the internal affairs doctrine.

(b) Claims Arising Under Federal Law. To the fullest extent permitted by applicable law and absent the Corporation’s express written consent to an alternative forum, the United States District Court for the Southern District of Florida shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.

Section 12.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 12.1 is filed in a court other than in accordance therewith (a “Foreign Action”) in the name of any stockholder (or a beneficial owner thereof), such stockholder or beneficial owner, as applicable, shall be deemed to have consented to (a) the personal jurisdiction of the state located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1(a) or the personal jurisdiction of the federal courts in the Southern District of Florida in connection with any action brought in any such court to enforce Section 12.1(b) (an “FSC Enforcement Action”) and (b) having service of process made upon him, her, or it in any such FSC Enforcement Action by service upon such his, her, or its counsel in the Foreign Action as agent for such stockholder or beneficial owner, as applicable.

Section 12.3 Severability. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by applicable law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal, or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

Section 12.4 Deemed Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XII.

Section 12.5 Modification. Notwithstanding any other provisions of applicable law, this Second Amended and Restated Certificate, or the Bylaws that may otherwise permit a lesser vote of the stockholders, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by any non-waivable provision of applicable law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of 66.67% of the voting power of the outstanding shares of Common Stock entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article XII.

***

IN WITNESS WHEREOF, Trump Media & Technology Group Corp. has caused this Second Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

TRUMP MEDIA & TECHNOLOGY GROUP CORP.

By:
Name:	[●]